Exhibit 10.57
THIRD AMENDMENT
TO THE
PHELPS DODGE CORPORATION
SUPPLEMENTAL SAVINGS PLAN

Effective as of January 1, 1997, Phelps Dodge Corporation (the “Company”) adopted the Phelps Dodge Corporation Supplemental Savings Plan as an amendment and restatement of the supplemental savings provisions of the Comprehensive Executive Non-qualified Retirement and Savings Plan of Phelps Dodge Corporation.  The Plan was most recently amended and restated in its entirety generally effective as of January 1, 2005 to bring it into documentary compliance with Section 409A of the Internal Revenue Code and related Internal Revenue Service guidance and proposed regulations (collectively, “Section 409A”).  The Plan was subsequently amended on two occasions.  Pursuant to Sections 9.3 and 12.1 of the Plan, and as duly authorized by the Company, the Benefits Administration Committee (“BAC”) may amend the Plan at any time, prospectively or retroactively; provided, in relevant part, that (i) the amendment shall not reduce the interest of any Participant in the Plan, and (ii) no such amendment shall cause amounts to be paid in violation of Section 409A of the Code.  The BAC has determined that it is necessary or desirable to further amend the Plan in a manner that shall not reduce the interest of any Participant and is consistent with the requirements of Section 409A.

1.  This Amendment shall take effect as of the specific effective dates set forth below.

2.  Section 8.2(b) of the Plan is hereby amended, effective January 1, 2005, by inserting the following language after the fifth sentence in such section:

“Notwithstanding the immediately preceding sentence, and in accordance with the transitional relief provided for calendar years 2006 and 2007 under Section 409A of the Code, the Company, in its discretion, may also accept a revised election form from any Participant, provided that the revised election shall take effect only if:  (i) the Company receives such revised election form on or prior to December 31, 2007, (ii) the Participant terminates employment on or prior to December 31, 2007, and (iii) the revised election form complies with all requirements in this Section 8.2(b) other than that contained in the immediately preceding sentence.

3.  Section 8.2(b) of the Plan is further amended, effective January 1, 2005, by inserting the following language at the end of the last sentence in such section:

 “, provided that any election to change the form of distribution from installment to lump sum made in accordance with the transitional relief provided under Section 409A of the Code shall not be considered to be a prohibited acceleration.”

4.  Effective April 4, 2007, the Plan is amended to add the following new Section 4.4 (Special Discretionary Company Contributions) to provide as follows:

4.4 SPECIAL DISCRETIONARY COMPANY CONTRIBUTIONS

(a) ELIGIBILITY.  Participants eligible to receive Special Discretionary Company Contributions pursuant to this Section 4.4 may be designated by the Employer from time to time, in the Employer’s sole discretion, and any such designation shall be reflected in Appendix A attached hereto.

(b) AMOUNT.  The determination of the amount of any Special Discretionary Company Contributions to be made to an eligible Participant shall be made in the sole discretion of the Employer and the amount contributed for the benefit of any eligible Participant shall be set forth in Appendix A attached hereto.  This amount and any and all investment earnings or losses thereon shall be allocated to the Special Discretionary Company Contributions Account established under the Plan for this purpose.  The Special Discretionary Company Contributions shall be credited to the Participant’s Account as of the date set forth in Appendix A, or as soon thereafter as administratively feasible, which shall be incorporated into and made a part of the Plan.

(c) VESTING.  Participants shall always be one hundred percent (100%) vested in amounts in the Participant’s Special Discretionary Company Contributions Account.

(d) PAYMENT OF BENEFITS.  Payment of benefits from a Participant’s Special Discretionary Company Contributions Account will be made in accordance with the provisions of Section 8.1 (Time of Payment).

5. Effective April 4, 2007, Section 2.1(p) (DEFINITIONS-Employer Contributions Accounts) is amended and restated in its entirety to provide as follows:

(p)           “Employer Contributions Account” means the Profit Sharing Contributions Account, the Matching Contributions Account and the Special Discretionary Company Contributions Account maintained for a Participant.

6. Effective April 4, 2007, a new Section 2.1(hh) (DEFINITIONS-Special Discretionary Company Contributions Account) is added to the Plan to provide as follows:

(hh) “Special Discretionary Company Contributions Account” means the Account maintained to record the Special Discretionary Company Contributions made on behalf of a Participant pursuant to Section 4.4 (Special Discretionary Company Contributions).

7. Effective January 1, 2007, Section 9.3B (APPOINTMENT AND MEMBERSHIP OF THE INVESTMENT COMMITTEE) is amended and restated in its entirety to provide as follows:

9.3B                      APPOINTMENT AND MEMBERSHIP OF THE INVESTMENT COMMITTEE.  The Investment Committee will consist of individuals holding the following positions with the Company, or who are filling these positions on an acting basis:  Assistant Treasurer; Director, Internal Audit; Senior Director, Global Benefits; Director, Corporate and International HR Operations; Vice President, Global Supply Chain and Information Services; and Vice President, Southeastern Arizona, PDMC.  If, with respect to one or more of these positions, the Company does not have a representative holding such title or filling such position on an acting basis, then the individual serving on the Investment Committee shall be the Company representative occupying a comparable position to such title.

The Assistant Treasurer shall serve as the chair of the Investment Committee and the Investment Committee members shall appoint a secretary.  Membership of the Investment Committee shall automatically change as the individuals holding the designated positions change.  As individuals are added to or removed from the Investment Committee due to changes in position, they may be asked to sign an acceptance of their fiduciary responsibilities under the Plan or a resignation from their fiduciary responsibilities under the Plan, but the appointments and resignation will be effective automatically without the execution of such documents.

8. Effective November 7, 2007, Section 9.3B (APPOINTMENT AND MEMBERSHIP OF THE INVESTMENT COMMITTEE) is amended and restated in its entirety to provide as follows:

9.3B                      APPOINTMENT AND MEMBERSHIP OF THE INVESTMENT COMMITTEE. Effective November 7, 2007, the Investment Committee will consist of the following employees of the Company:  David E. Brooks; Lyman D. Edwards; Eric E. Kinneberg; Stacey G. Koon; and William D. Rech.  William D. Rech shall serve as the chair of the Investment Committee and the Investment Committee members shall appoint a secretary.  As individuals are added to or removed from the Investment Committee, they may be asked to sign an acceptance of their fiduciary responsibilities under the Plan or a resignation from their fiduciary responsibilities under the Plan, but the appointments and resignation will be effective automatically without the execution of such documents.

The remaining provisions of the Plan, as amended and restated on January 1, 2005 and as subsequently amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Third Amendment as of the 14th day of November, 2007.

PHELPS DODGE CORPORATION

By  /s/William D. Rech
      William D. Rech
      Vice President, Human Resources

APPENDIX A

NAME	AMOUNT OF SPECIAL DISCRETIONARY COMPANY CONTRIBUTION	EFFECTIVE DATE OF SPECIAL DISCRETIONARY COMPANY CONTRIBUTION
Timothy R. Snider	$2,378,345.94	November 16, 2007